EXHIBIT 10.1

[CONFIDENTIAL TREATMENT REQUESTED. CONFIDENTIAL PORTIONS OF THIS DOCUMENT HAVE BEEN REDACTED AND HAVE BEEN SEPARATELY FILED WITH THE COMMISSION]

LIMITED LIABILITY COMPANY AGREEMENT

OF

MERCED BLACK RIDGE, LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF MERCED BLACK RIDGE, LLC, a Delaware limited liability company (the “Company”) (this “Agreement”) is made effective as of July 21, 2015, by and among Merced Oil & Gas, LLC, a Delaware limited liability company (“Merced”) and Black Ridge Oil & Gas Inc., a Nevada corporation (“Black Ridge”) (Merced and Black Ridge are collectively referred to herein as the “Parties” and individually as a “Party”). All capitalized terms used without definition will have the meanings given to them in Article I.

RECITALS

Company was formed as a limited liability company under the laws of the State of Delaware on June 17, 2015. The Parties now wish to enter into this written agreement, in accordance with the provisions of the Delaware Limited Liability Company Act and any successor statute, as amended from time to time (the “Act”), governing the affairs of the Company and the conduct of its business.

NOW, THEREFORE, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE I

DEFINITIONS

1.1          General Interpretive Principles. Except as otherwise expressly provided in this Agreement or unless the context otherwise requires, (i) the terms defined in this Article will have the meanings assigned to them in this Article and will include the plural as well as the singular, (ii) the use of any gender in this Agreement will be deemed to include the other gender and (iii) the word “including” means “including, but not limited to.”

1.2          Defined Terms. As used in this Agreement, the following terms will have the following respective meanings:

“Act” means the Delaware Limited Liability Company Act, as codified in Title 6 of the Delaware Code, §§ 18-101 et seq., as the same may be amended from time to time.

“AFE” means an Authorization for Expenditure.

“Affiliate” means any Person directly or indirectly Controlling, Controlled by, or under Common Control of such other Person.

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“Agreement” means this Limited Liability Company Agreement, as originally executed or as the same may be amended from time to time.

“Black Ridge” is defined in the introductory paragraph of this Agreement.

“Book Value” means, with respect to any asset of the Company, the adjusted basis of such asset for federal income tax purposes; provided, however, that (i) if any asset is contributed to the Company, the initial Book Value of such asset will equal its fair market value on the date of contribution (as determined by the Managing Member and set forth on Exhibit A hereto), and (ii) if the Capital Accounts of the Members are adjusted pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(g) to reflect the fair market value of any asset of the Company, the Book Value of such asset will be adjusted to equal its respective fair market value as of the time of such adjustment (as determined by the Managing Member), in accordance with such Treasury Regulation.

“Business Day” means any day other than a Saturday, Sunday or day on which commercial banks in New York City are authorized or required by law to close.

“Capital Account” is defined in Section 10.1 as adjusted under Treasury Regulation Section 1.704-1(b).

“Capital Contribution” means the aggregate contributions made by a Member to the Company in cash or property whenever made. The Capital Contributions of the Members are reflected in the books and records of the Company and the Company will maintain such books and records as are necessary and appropriate to reflect the Capital Contributions of its Members.

“Certificate” means the Certificate of Formation for the Company, filed with the Secretary of State of the State of Delaware on June 17, 2015, as the same may be amended from time to time.

“Code” means the Internal Revenue Code of 1986, as the same may be amended from time to time.

“Company” is defined in the introductory paragraph of this Agreement.

“Control” including the correlative terms “Controlling”, “Controlled by” and “Under Common Control with” means possession, directly or indirectly, of the power to direct or cause the direction of management or policies (whether through ownership of securities or any partnership or other ownership interest, by contract or otherwise) of a Person. Without limiting the effect of the preceding sentence, control will be deemed to exist (but will not be limited to) when a Person possesses, directly or indirectly, through one or more intermediaries (i) in the case of a corporation, 50 percent or more of the outstanding voting securities thereof; (ii) in the case of a limited liability company, partnership, limited partnership or venture, the right to 50 percent or more of the distributions therefrom (including liquidating distributions); or (iii) in the case of any other Person, 50 percent or more of the economic or beneficial interest therein.

“Covered Person” is defined in Section 5.7.

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“Depreciation” means, for each Fiscal Year or other period, an amount equal to the depreciation, amortization, or other cost recovery deduction allowable with respect to Company property for such Fiscal Year or other period for federal income tax purposes as determined by the Managing Member; provided, however, that if the Book Value of Company property differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, Depreciation shall be determined by the Managing Member in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(g).

“Effective Date” means July 20, 2015.

“Fiscal Year” means the Company’s fiscal year, which will be the calendar year.

“Loss” is defined under the definition of “Profit” in this Article.

“Management Participation Interest” means the interest in partnership profits issued to Black Ridge contemporaneously with the initial Capital Contributions of Merced in connection with the performance of services for the Company pursuant to Rev. Proc. 93-27, 1993-2 CB 343 and Rev. Proc. 2001-43, 2001-2 CB 191, representing the right to receive a percentage of the profits of the Company pursuant to Section 7.1(c) of this Agreement.

“Management Services Agreement” means that certain Management Services Agreement dated the date hereof between Black Ridge and the Company.

“Managing Member” means Merced with such responsibilities as described in Article V and elsewhere in this Agreement.

“Members” means, collectively, Merced and Black Ridge and any other Person admitted as a member in accordance with the terms of this Agreement.

“Membership Interest” means each Member’s entire interest in the capital and profits of the Company and, if applicable, the right to vote on or participate in, and the right to receive information concerning, the business and affairs of the Company, including such Member’s Percentage Interest, Management Participation Interest and Voting Interest, if any, as reflected on Exhibit A hereto and as provided in this Agreement. Initially, the Membership Interests will not be represented by certificates. If the Managing Member determines that it is in the interest of the Company to issue certificates representing Membership Interests, certificates will be issued. A Transfer by a Member of less than 100% of its Membership Interest pursuant to this Agreement will constitute a division of such Member’s Membership Interest and a Transfer of a portion of the Member’s Membership Interest in proportion to the Membership Interest transferred.

“Merced” is defined in the introductory paragraph of this Agreement.

“Net Cash Flow” means Operating Cash Flow (i) less (x) capital investments, interest on financings, principal on financings, management fees, and any other similar uses of cash in the operation of the Company, and (y) such reserves as are determined by the Managing Member to be reasonably necessary for the conduct of the Company’s business (including broker commissions, expenses related to the ownership and protection of properties owned by the Company and servicing fees paid to Black Ridge pursuant to the Management Services Agreement); and (ii) plus proceeds of sales of capital assets, interest earned on cash, proceeds of financings, and any other similar sources of cash.

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“Non-Voting Member” means any Person admitted as a Member of the Company and not allocated any Voting Interest, as reflected on Exhibit A hereto.

“Officer” is defined in Section 5.4.

“Operating Cash Flow” means, for any period, the sum of all operating revenues of the Company (including fees earned by the Company and its subsidiaries and revenue from hedging activities), reduced by all operating and hedging expenses of the Company and its subsidiaries, in each case determined on an accrual basis. The calculation of Operating Cash Flow will not include depreciation or amortization, interest paid or accrued, debt principal payments or fundings, capital investments or management fees.

“Percentage Interest” means, with respect to a Member, the “Percentage Interest” of such Member as reflected on Exhibit A attached hereto. The Percentage Interests will be recalculated by the Managing Member and promptly communicated to all Members upon (i) the admission of additional Members, (ii) the reallocation of Percentage Interests among existing Members, (iii) the forfeiture of Percentage Interests allocated to Black Ridge pursuant to Section 6.2 or (iv) the Transfer, repurchase or cancellation of any outstanding Percentage Interests. The Percentage Interests will be recalculated as of the effective date of such admission, issuance, reallocation, Transfer, repurchase or cancellation and the Company will reflect any such change on its books and records.

“Person” means a natural person, partnership (whether general or limited), limited liability company, trust, estate, association, corporation, custodian, nominee or any other individual or entity in its own or any representative capacity.

“Pool” means a set of one or more investments in Projects, identified by the Managing Member in its reasonable discretion, where such assets have an aggregate value of acquisition costs and approved AFEs for drilling of approximately $50 million.

“Preferred Return” means an amount equal to *** 1

“Profit” or “Loss” means, for any Fiscal Year or other period, an amount equal to the Company’s taxable income, gain or loss for such Fiscal Year or other period, determined in accordance with Section 703(a) of the Code (for this purpose, all items of income, gain, loss or deduction required to be separately stated pursuant to Section 703(a)(1) of the Code shall be included in taxable income or loss), with the following adjustments:

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1 *** Confidential Information has been omitted and filed separately with the Securities and Exchange Commission. Confidential treatment has been requested with respect to this omitted information.

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(a) Any income of the Company that is exempt from federal income tax or otherwise described in Section 705(a)(1)(B) of the Code and not otherwise taken into account shall be added to such taxable income or loss;

(b) Any expenditure of the Company described in Section 705(a)(2)(B) of the Code and nondeductible syndication costs described in Section 709 of the Code and not otherwise taken into account shall be subtracted from such taxable income or loss;

(c) If the Book Value of any asset differs from its adjusted basis for federal income tax purposes at the beginning of such Fiscal Year or other period, in lieu of depreciation, amortization and other cost recovery deduction, there shall be taken into account Depreciation for such Fiscal Year or other period, and in lieu of a gain or loss resulting from disposition of Company property and taken into account in computing taxable income or loss, there shall be taken into account gain or loss computed by reference to the Book Value of such Company property rather than its adjusted basis for federal income tax purposes; and

(d) Items of income, gain, loss or deduction that are specifically allocated pursuant to Section 8.3 shall not be taken into account in calculating Profits and Losses.

“Project” means a minority, non-operator interest in a parcel of land intended for oil or gas well drilling or containing oil or gas well drilling operations in the Williston Basin.

“Regulatory Allocations” is defined in Section 8.3(f).

“Securities Act” is defined in Section 12.2.

“Transfer” means transfer, sale, assignment, pledge, hypothecation, exchange, gifting, or bequeathment.

“Treasury Regulations” means regulations issued by the Department of the Treasury under the Code. Any reference to a specific section or sections of the Treasury Regulations will be deemed to include a reference to any corresponding provision of future regulations under the Code.

“Unreturned Capital Contributions” means as to a Member, at any time, the aggregate Capital Contributions made with respect to such Member, reduced (but not below zero) by the aggregate amounts distributed pursuant to Section 7.1(b) with respect to such Member (whenever made and regardless of the source or character thereof). In the event any Member transfers its Membership Interest in accordance with the terms of this Agreement, such Member’s transferee will succeed to the Unreturned Capital Contribution Balance that relates to such Membership Interest.

“Unsatisfied Preferred Return” means, with respect to a Member, at any time, the amount (if any) that the Preferred Return on such Member’s Capital Contribution exceeds the aggregate amount of all distributions made to such Member (whenever made and regardless of the source or character thereof) pursuant to Section 7.1(a).

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“Voting Interest” means, with respect to a Member, the “Voting Interest” of such Member as reflected on Exhibit A attached hereto. The Voting Interests will be recalculated by the Managing Member and promptly communicated to all Members upon (i) the admission of additional Voting Members, (ii) the reallocation of Voting Interests among existing Voting Members, or (iii) the Transfer, repurchase or cancellation of any outstanding Voting Interests. The Voting Interests will be recalculated as of the effective date of such admission, issuance, reallocation, Transfer, repurchase or cancellation and the Company will reflect any such change on its books and records.

“Voting Member” means any Member that holds a Voting Interest.

ARTICLE II

ORGANIZATIONAL MATTERS

2.1          Formation. The Company was organized as a Delaware limited liability company pursuant to the Act. Thomas G. Rock, as an authorized person within the meaning of the Act, executed, delivered and filed the Certificate with the Secretary of State of the State of Delaware. Upon the execution of this Agreement, Mr. Rock’s powers as an authorized person ceased.

2.2          Rights and Obligations of the Members. The rights and obligations of the Members will be determined pursuant to the Act and this Agreement. To the extent that the rights or obligations of the Members are different by reason of any provision of this Agreement than they would be in the absence of such provision, this Agreement will, to the extent permitted by the Act, control. Each Member will be entitled to rely on the provisions of this Agreement, and no Member will be liable to the Company or to any other Member for any action or refusal to act taken in good faith reliance on this Agreement.

2.3          Name. The name of the Company will be “MERCED BLACK RIDGE, LLC” and such name will be used at all times in connection with the conduct of the Company’s business. Each Member acknowledges and agrees that the Company will have the exclusive right to use the name set forth in this Section or any other names under which the Company operates, subject to customary use and reference by Members in connection with providing services to the Company and reporting on their interest in the Company. In the event the Management Services Agreement is terminated, the Company shall amend its name to remove the reference to “Black Ridge” within ninety (90) days of such termination.

2.4          Term. Unless otherwise agreed to in writing amending this Agreement, the Company’s existence will be perpetual.

2.5          Registered Agent and Office. The Company’s registered agent for service of process and registered office in the State of Delaware will be The Corporation Trust Company, Corporation Trust Center, 1209 Orange Street, Wilmington, New Castle County, Delaware 19801. The Company will continuously maintain a registered office and a registered agent in the State of Delaware, as required by the Act. The Delaware registered office and registered agent may be changed from time to time by the Managing Member, in accordance with the Act.

2.6          Principal Place of Business. The Company’s principal place of business will be located at 601 Carlson Parkway, Suite 200, Minnetonka, MN 55305. The Managing Member may change the location of the Company’s principal place of business. The Managing Member will cause to be made any filing and cause to be taken any other action required by applicable law in connection with any such change and will give notice to all Members of the new location of the Company’s principal place of business promptly after any such change becomes effective. The Company also may have such other offices as the Managing Member from time to time may determine.

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2.7          Maintenance. The Managing Member will cause to be filed promptly all certificates, amendments, or other instruments as required by law to maintain the Company in good standing as a limited liability company in the State of Delaware and any other jurisdiction in which the Company conducts business, including as required to comply with any fictitious name statutes.

2.8          Business and Purpose. The purpose of the Company will be to engage in any lawful activity for which a limited liability company may be organized under the Act, including the acquisition, ownership and disposition of one or more Projects.

2.9          Powers. The Company will have all powers of a limited liability company under the Act and the power to do all things necessary or convenient to operate its business and accomplish its purpose as described in Section 2.8.

2.10          Existence, Properties, Etc. The Managing Member will maintain, preserve, and keep in full force and effect (i) all rights, franchises, licenses and permits necessary to the proper conduct of the Company’s business and (ii) ownership, leasing or operation of the Company’s properties which, if not so maintained, could reasonably be expected to have a material adverse effect on the Company. The Managing Member also will take all action that may be reasonably required to obtain, preserve, renew and extend all material licenses, permits, authorizations, trade names, trademarks, service names, service marks, copyrights and patents which are necessary for the continuance of the operation of any such properties and the business by the Company.

2.11          Effective Date. This Agreement became effective on the Effective Date.

2.12          Title to Company Property. All property owned by the Company will be owned by the Company as an entity and, insofar as permitted by applicable law, no Member will have any ownership interest in any Company property in its individual name or right, and each Member’s interest in the Company will be personal property for all purposes.

2.13          No Partnership. The Company will not be a partnership or joint venture under any state or federal law, and no Member will be a partner or joint venturer of any other Member for any purpose, other than the Code and other applicable tax laws, and this Agreement will not be construed otherwise.

2.14          Financial Statements. All of the Company’s financial records will be maintained pursuant to generally accepted accounting principles (except for the absence of footnotes and subject to changes resulting from normal year-end audit adjustments for recurring accruals of the types included in the financial statements of the Company in prior fiscal years), and its other records will be maintained to the extent necessary to record the activities and business operations of the Company. The Company will provide complete financial reports, including a balance sheet, income statement and statement of cash flows to all Members within 120 days after the end of each fiscal year. The expense of preparing such financial reports will be borne by the Company.

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ARTICLE III

MEMBERS

3.1          Members. The Members of the Company will be as set forth on Exhibit A hereto, as amended from time to time in accordance with this Agreement. Except as required under the Act or as expressly set forth in this Agreement, no Member, in its capacity as a Member, (i) will take part in the control, management, direction or operation of the affairs of the Company or have power or authority to bind the Company or (ii) will be personally liable for any debt, obligation or liability of the Company, whether such debt, obligation or liability arises in contract, tort or otherwise.

3.2          Additional Members. Additional Members will not be admitted to the Company without the approval of the Managing Member. The Membership Interests allocated to any additional Member will be determined by the Managing Member. The Managing Member will amend the books and records of the Company to reflect any revised Membership Interests. An additional Member that intends to become a party to this Agreement pursuant to this Section will not have any rights under this Agreement or with respect to the Company, and will not be admitted as a Member of the Company, unless and until such additional Member executes a counterpart of this Agreement and satisfactorily completes, executes and delivers such additional documentation and certifications as the Managing Member may require.

3.3          Managing Member. Except as expressly otherwise provided in this Agreement, actions of the Company may be taken only at the direction and consent of the Managing Member in accordance with Section 5.2, without the requirement of any vote or consent of any other Member.

3.4          Meetings. Meetings of the Members for any purpose consistent with this Agreement may be called by the Managing Member. Non-Voting Members have the right to receive notice of and attend any meetings of Members, but may not otherwise participate in such meetings, except as the Managing Member may otherwise direct from time to time or as otherwise expressly provided in this Agreement. Written notice of each meeting of the Members will be delivered, pursuant to Section 13.1 or as otherwise required by the Act, by or at the direction of the Person calling such meeting, to each such Member. Each notice delivered pursuant to this Section will state the place, day and hour of the meeting and the purpose for which such meeting is being called. A quorum necessary for the transaction of any business is present if the Managing Member is present and more than fifty percent (50%) of the Voting Interest of all Voting Members is present. Any action that can be taken at a meeting can be taken by a written action, provided that such written action is signed by the Managing Member and such other Members as are necessary to represent more than fifty percent (50%) of the Voting Interest of all Voting Members. A copy of such written action will promptly be transmitted to the Members not signing such written action. Meetings of the Members may be made by video or audio conferencing or similar communications equipment provided that a quorum exists and if all Members participating in the meeting can hear each other.

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ARTICLE IV

TRANSFERS; OPTION TO BID

4.1          Transfer Restrictions.

(a)          Except for Merced, which may Transfer all or any portion of its Membership Interest to any party without restriction (subject to the provisions of Section 4.1(b)), no Member may Transfer all or any part of its Membership Interest without receiving express, prior written consent from the Managing Member, which consent may be withheld in the Managing Member’s sole and absolute discretion, provided that Black Ridge may Transfer all or a part of its Membership Interest to an Affiliate. Any consent granted by the Managing Member will only apply to such Transfer as specifically described in such written consent (including the name(s) of the buyer, assignee or transferee, and the terms and conditions of such Transfer), and will terminate automatically in the event such Transfer is not consummated by the deadline specified in such written consent. All Persons to whom Membership Interests are transferred pursuant to this Section will also be subject to the transfer restrictions contained in this Section.

(b)          In the event Merced Transfers its entire Membership Interest (other than to an Affiliate of Merced) or Merced Transfers part of its Membership Interest (other than to an Affiliate of Merced) and will no longer serve as the Managing Member as a result of such Transfer, Black Ridge shall have the right to include in the sale its entire Membership Interest in the Company. The amount to be received by Black Ridge in connection with a sale under this Section 4.1(b) shall be equal to the amount Black Ridge would have received with respect to the transferred Membership Interest if the sale proceeds had been paid to the Company, and the Company had then liquidated on the date of the sale and distributed the proceeds of such liquidation to the holders of the transferred Membership Interests in accordance with the provisions of Article 11 relating to distributions to be made in connection with the winding up of the Company.

4.2          Direct and Indirect Transfers. For purposes of this Agreement, restrictions upon the Transfer of a Membership Interest will extend to any direct or indirect Transfer and any involuntary transfer of such Membership Interest (such as a transfer pursuant to a foreclosure sale or a transfer resulting by operation of law).

4.3          Substitution of a Member.

(a)           Other than an assignee, legatee, or transferee of Merced (as provided in Section 4.1 above), no assignee, legatee, or transferee (by conveyance, operation of law or otherwise) of the whole or any portion of a Membership Interest will have the right to become a substituted Member without the written approval of the Managing Member, which approval may be withheld in the Managing Member’s sole discretion. The granting or denial of a request for approval will be within the absolute discretion of the Managing Member; provided, however, that the Managing Member will not unreasonably withhold or delay consent regarding any Transfer of a Membership Interest by a Member to an Affiliate of such Member. Any purported Transfer in violation of this Article IV will be null and void and the purported transferee will become neither a Member nor a holder of any interest in the Company whatsoever. A substituted Member that is admitted as a Member in accordance with Section 4.6 will succeed to all the Membership Interest of its assignor.

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(b)          If a Member will be dissolved, merged or consolidated, its successor-in- interest will have the same rights and obligations that such Member would have had if it had not been dissolved, merged or consolidated, except that the successor will not become a substituted Member without the prior approval of the Managing Member pursuant to (a) above.

(c)          As conditions to its substitution as a Member pursuant to this Section, a Person will (i) execute and deliver such instruments, in form and substance satisfactory to the Managing Member, as the Managing Member deem necessary in its sole discretion and (ii) pay all reasonable expenses of the Company in connection with its admission as a substituted Member.

4.4          Conditions to Transfer. No Transfer of any Membership Interest in the Company otherwise permitted under this Agreement will be effective for any purpose whatsoever until the transferee will have assumed the transferor’s obligations to the extent of the Membership Interest transferred and will have agreed to be bound by all the terms and conditions hereof, by written instrument, duly acknowledged, in form and substance reasonably satisfactory to the Managing Member in its sole discretion.

4.5          Adjustment of Membership Interests. Upon a Transfer, redemption or other change in any Membership Interest, including a Member substitution, pursuant to this Article, the Managing Member will amend Exhibit A hereto to reflect such Transfer, redemption or other change.

4.6          New Member as a Party to this Agreement. A Person that (a) has been approved as an additional or substitute Member pursuant to Section 3.2 or Section 4.3, as applicable, and (b) intends to become a party to this Agreement pursuant to this Article, will not have any rights under this Agreement or with respect to the Company, and will not be admitted as a Member of the Company, unless and until such Person executes a counterpart of this Agreement. An assignee, legatee or transferee that is not admitted as a Member will be entitled only to the allocations and distributions to which its assignor would otherwise be entitled.

4.7          Black Ridge Option to Bid. In the event that the Managing Member determines to sell one or more Projects or its Membership Interest related thereto by means of an auction or similar sales process (the “Auction”), the Managing Member will send written notice (the “Auction Notice”) of such intent to Black Ridge. Black Ridge will have the option to deliver to the Managing Member, in accordance with the applicable Auction terms, a bid to purchase the Project(s) or Membership Interest being offered for sale and setting forth the gross purchase price and other significant terms on which Black Ridge is willing to purchase the Company’s assets. The Managing Member will determine whether to accept the Offer or reject it in the course of the Auction and will have the sole discretion whether to accept the Offer or any other bid, or to decide not to consummate such sale. The option set forth in this section will not apply to, and the Managing Member will not be obligated to deliver an Auction Notice with respect to, any endeavor by the Managing Member to sell all or a portion of the Projects or its Membership Interest through a private sale process; e.g., pursuant to bilateral discussions with a third party.

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ARTICLE V

MANAGEMENT

5.1          Management.

(a)          The management and control of the business and affairs of the Company will be exclusively vested in the Managing Member, without the requirement of any vote or consent of any other Member.

(b)          The Company will indemnify the Managing Member and its Affiliates, officers, directors, equity holders, partners, employees and agents to the fullest extent permitted by Delaware law, against any liability or cost arising out of its service to the Company. The Company will advance funds to cover expenses, including attorneys’ fees, incurred by the Managing Member in connection with the defense of any civil, criminal, administrative or investigative action, suit or proceeding arising out of such member’s service to the fullest extent permitted by Delaware law.

(c)          The Company will indemnify the Members and their Affiliates, officers, directors, equity holders, partners, employees and agents to the fullest extent permitted by Delaware law, against any liability or cost arising out of their Membership Interests in the Company. The Company will advance funds to cover expenses, including attorneys’ fees, incurred by a Member in connection with the defense of any civil, criminal, administrative or investigative action, suit or proceeding arising out of such Member’s Membership Interest to the fullest extent permitted by Delaware law. For the avoidance of doubt, the indemnification and advance of funds provided under this Section 5.1(c) will not cover or apply to Black Ridge with respect to its performance of, or any liability under, the Management Services Agreement, including any manner of tax liability arising thereunder.

5.2          Action by Managing Member. Any action, decision or determination by the Managing Member will constitute an action, decision or determination of the Company. Except as expressly otherwise provided in this Agreement, actions of the Company may be taken only at the direction and consent of the Managing Member in accordance with this Section 5.2, without the requirement of any vote or consent of any other Member.

5.3          Independent Activities; Transactions with Affiliates.

(a)          The Managing Member will devote such time to the affairs of the Company as it, in its sole discretion, deem necessary to manage and operate the Company.

(b)          To the extent permitted by applicable law, and except as specifically provided in this Section 5.3, neither this Agreement nor any activity undertaken pursuant to this Agreement will prevent a Member or any of its respective Affiliates from engaging in whatever activities they choose, whether the same are competitive with the Company or otherwise and any such activities may be undertaken without having or incurring any obligation to offer any interest in such activities to the Company or any other Member, or requiring the Company or any other Member (or such Member’s Affiliates) to participate in any such activities.

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(c)          To the extent permitted by applicable law and subject to the provisions of this Agreement, the Managing Member is authorized to cause the Company to purchase property from, sell property to, or otherwise deal with any other Member, acting on its own behalf, or any Affiliate of any Member; provided that any such purchase, sale or other transaction is either (i) made on terms and conditions which are no less favorable to the Company than if the sale, purchase or other transaction had been made with an independent third party or (ii) consented to by a majority of the disinterested Members.

(d)          The Managing Member is authorized to have the Company enter into the Management Services Agreement with Black Ridge.

5.4          Officers. The Company is not required to have officers, but may have such officers or other authorized persons as deemed necessary or appropriate by the Managing Member in its sole discretion (each, an “Officer”). All Officers shall be selected by the Managing Member and shall serve at the pleasure of the Managing Member. Any individual may hold any number of offices. Each Officer shall have the powers and duties of management usually vested in such Officer’s office by a corporation existing under Delaware law, and shall have such other powers and duties as may be prescribed by the Managing Member.

5.5          Reliance by Third Parties. No third party dealing with the Company will be required to ascertain whether the Managing Member or any Officer is or are acting in accordance with the provisions of this Agreement. All third parties may rely on a document executed by the Managing Member (or an Officer duly authorized by the Managing Member to execute such document) as binding the Company. If any Member acts without authority, such Person will be liable to the Members for any damages arising out of such unauthorized actions.

5.6          Insurance. The Managing Member will cause the Company to maintain, at the cost of the Company and for the protection of the Company and all of its Members, officers’ insurance and such other insurance as the Managing Member deems necessary for the operations being conducted.

5.7          Fiduciary Duties. This Agreement is not intended to, and does not, create or impose any duty (including any fiduciary duty) on the Managing Member, any other Member, or agent of the Company, or an Officer, director, equity holder, partner, employee, agent or Affiliate of such Person (each, a “Covered Person”). Further, notwithstanding any other provision of this Agreement or any duty otherwise existing at law or in equity, the parties hereto agree that no Member or Managing Member shall, to the fullest extent permitted by law, have duties (including fiduciary duties) to any other Member or to the Company, and in doing so, recognize, acknowledge and agree that their duties and obligations to one another and to the Company are only as expressly set forth in this Agreement; provided, however, that each Member shall have the duty to act in accordance with the implied contractual covenant of good faith and fair dealing. To the extent that, at law or in equity, any Covered Person has duties (including fiduciary duties) and liabilities relating thereto to the Company or to any other Covered Person, a Covered Person acting under this Agreement will not be liable to the Company, to any Member or to any other Covered Person for its good faith reliance on the provisions of this Agreement. The provisions of this Agreement, to the extent that they restrict the duties and liabilities of a Covered Person otherwise existing at law or in equity, are agreed by the Members to replace such other duties and liabilities of such Covered Person.

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ARTICLE VI

CAPITAL CONTRIBUTIONS; INTERESTS; ADDITIONAL PROJECTS

6.1          Initial Capital Contributions; Interests. Merced has made an initial Capital Contribution to the Company in the amount set forth on Exhibit A, which is an amount deemed sufficient by the Managing Member for the initial capital needs of the Company (including costs and expenses association with forming the Company). Each Member is deemed to have the Percentage Interest and Voting Interest, if any, set forth on Exhibit A hereto.

6.2           Forfeiture of Management Participation Interest. If the Management Services Agreement is terminated by the Company for * * * or by Black Ridge pursuant to Section 7.1 of such agreement (Termination for Convenience), then the Management Participation Interest will be immediately forfeited and declared null and void and of no further effect, and neither the Company nor the Managing Member will have any further liability with respect to the Management Participation Interest. For the avoidance of doubt, if the Management Services Agreement is terminated by the Company pursuant to * * *, by the Company pursuant to * * *, or by Black Ridge pursuant to Section 7.2 of such agreement (Termination for Cause), Black Ridge will retain its Management Participation Interest and maintain its status as a Member hereunder until such time as this Agreement is terminated and the Company is dissolved pursuant to the terms and conditions of this Agreement. Nothing set forth in this Section 6.2 will affect Black Ridge’s rights to compensation under the Management Services Agreement.

6.3          Additional Capital Contributions.

(a)          Merced will from time to time and in its sole discretion make additional Capital Contributions to the Company for Project acquisitions, to fund approved AFEs for Projects and as needed for the operations of the Company, in each case based on Merced’s evaluation of each Project, AFE and potential Project, and of additional criteria (including satisfactory progress of existing Project(s) and a continuing favorable market outlook). Unless otherwise agreed by all Members or as set forth in Section 6.3(b) below, all additional Capital Contributions will be made 100% by Merced. For purposes of clarity, nothing in this Agreement shall obligate Merced to acquire any number of Projects or to make a minimum investment in Project acquisitions.

(b)          Subject to Section 6.3(d), if, from time to time in the reasonable judgment of the Managing Member, the Company requires additional capital for any purpose and Merced does not wish to make such additional Capital Contribution, the Managing Member is authorized to cause the Company to issue additional Membership Interests of any class, on terms and conditions and with repayment priorities as determined by the Managing Member in its sole discretion.

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(c)          Subject to Section 6.3(d), if, from time to time, the Managing Member determines that it is in the best interest of the Company to issue additional Membership Interests to one or more Persons performing services for the Company, the Managing Member will have the right to cause the Company to issue such Membership Interests of any class. The Percentage Interest, Voting Interest and the cost of each will be determined by the Managing Member in its sole discretion. The Managing Member may elect, in connection with the issuance of a Membership Interest in connection with the performance of services, to revalue the Company’s property pursuant to Treasury Regulation Section 1.704-1(b)(2)(iv)(f)(5) and adjust the Capital Accounts of Members pursuant to such regulation. The Company and each Member acknowledge that the Internal Revenue Service (“Service”) has issued Rev. Proc. 93-27, 1993-2 CB 343 and Rev. Proc. 2001-43, 2001-2 CB 191, which set forth criteria which the Service is bound to apply to the issuance by a partnership of vested or unvested profits interests in connection with the performance of services. The Service subsequently issued proposed regulations in 2005 which when made final would, among other things, revoke these revenue procedures and subject the issuance of any partnership interest, whether a capital or a profits interest, to the provisions of Section 83 of the Code; there is no assurance that these regulations will be finalized, and, if finalized, whether they will contain provisions identical to those in the proposed regulations. The proposed regulations if finalized in their present form would affect the tax consequences to both the service partner and the Company of an issuance of a profits or capital interest in connection with the performance of services including adjustments which may be required to be made to the Capital Accounts of the Members. Accordingly, in addition to any other power and authority vested in the Managing Member, and notwithstanding any other provision of this Agreement, the Managing Member may:

(i)          cause such adjustments to the Capital Accounts of Members as the Managing Member determines to be necessary or appropriate to reflect the economic rights and obligations that the Managing Member agrees to embody in Membership Interests that are issued in connection with the performance of services;

(ii)         make any special allocation of taxable income or items thereof that is consistent with the provisions of current or future law relating to issuance of partnership interests in connection with the performance of services;

(iii)        cause the Company to elect, maintain and comply with the safe harbor provisions described in proposed Treasury Regulation Section 1.83-3(1), when finalized, and to take any action on behalf of each Member as may be necessary or appropriate to legally bind the Company and all Members, including transferees, to elect, maintain and comply with the requirements of such safe harbor, and each Member will execute such documentation as may be reasonably requested by the Company to assurance such election, compliance and maintenance; and

(iv)        amend this Agreement without Member approval to the extent the Managing Member considers necessary or appropriate to implement the foregoing provisions of this Section 6.3(c).

(d)          So long as no default has occurred and is continuing under the Management Services Agreement, and notwithstanding anything to the contrary in this Agreement, Black Ridge’s prior written consent will be required in order to issue additional Membership Interests or reallocate the Membership Interests of the Members pursuant to an issuance of Membership Interests to one or more Persons performing services for the Company, if such issuance or reallocation has the effect of diluting the economic interests of Black Ridge. Additional Capital Contributions by a Member, and the right to distributions of Unreturned Capital Contributions, and Unsatisfied Preferred Returns pertaining thereto, will not be treated as diluting the economic interests of the other Members.

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(e)          Upon the acceptance of additional Capital Contributions and issuance of additional Membership Interests or reallocation of Membership Interests pursuant to this Section, the Managing Member will update the books and records of the Company to reflect such additional Capital Contributions and issuance, which books and records will be definitive evidence of the amount of each Member’s Capital Contributions and ownership of Membership Interests of the Company, absent manifest error.

6.4          Return of Capital Contributions. Capital Contributions will be expended in furtherance of the business of the Company. All costs and expenses of the Company will be paid from its funds. No interest will be paid on Capital Contributions. The Company will not have any personal liability for the repayment of any Capital Contribution to a Member.

6.5          Acquisition of Additional Projects; Black Ridge Option to Co-Invest. Prior to the Company’s acquisition of a new Project, Black Ridge will have the option to participate as a co-investor with the Company in such Project (each, a “Co-Invest Project”), up to a maximum co-investment of twenty-five percent (25%) of the total Co-Invest Project capital. If Black Ridge elects to participate in a Co-Invest Project, Black Ridge will deliver to the Managing Member no more than five (5) business days after notice to the Company of a new Project or at the time of the Company’s approval of the Project acquisition, if such approval is made earlier, a written notice of Black Ridge’s intent to co-invest and its co-investment commitment amount (the “Co-Invest Percentage”). Each Co-Invest Project will be owned severally (and not jointly) by Black Ridge and the Company, with Black Ridge holding a portion equal to the Co-Invest Percentage and the Company owning the remaining portion.

ARTICLE VII

DISTRIBUTIONS

7.1          Distributions. On a quarterly basis, and more often as the Managing Member may determine in its sole discretion, the Company: (i) will distribute to the Members Net Cash Flow of the Company; and (ii) may distribute other assets of the Company as determined by the Managing Member in its sole discretion, such distribution not to be unreasonably withheld (the amount of any such distribution of Net Cash Flow or other assets of the Company, the “Distributable Amount”). The Company will not distribute Net Cash Flow unless the Managing Member determines in its reasonable discretion that (x) such Net Cash Flow or portion thereof proposed to be distributed is held by the Company in the form of cash and (y) such cash is not needed by the Company for the payment of expenses. Unless otherwise unanimously agreed by the Members, Net Cash Flow and Operating Cash Flow of the Company will be calculated and distributed separately for each Pool, and will be distributed to the Members in the following order of priorities:

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(a)          First, 100 percent of such Distributable Amount will be distributed to the Members, in proportion to and to the extent of their respective then outstanding Unsatisfied Preferred Returns;

(b)          Next, 100 percent of any remaining Distributable Amount will be distributed to the Members in proportion to and to the extent of their respective then outstanding Unreturned Capital Contributions; and

(c)          Thereafter, the balance of any remaining Distributable Amount will be distributed * * * % to the Members in proportion to their Percentage Interests and * * * % to Black Ridge in respect of its Management Participation Interest.

The Members intend that nonliquidating distributions to the Members under Section 7.1 be separately calculated with respect to each Pool. For the avoidance of doubt, the Members intend that distributions under Section 7.1(a) and 7.1(b) be calculated by allocating to each Pool its proper share of the Unsatisfied Preferred Returns and Unreturned Capital Contributions of a Member, and that distributions may accordingly be made to the Members pursuant to Section 7.1(c) with respect to a given Pool even though there remain Unsatisfied Preferred Returns and Unreturned Capital Contributions with respect to other Pools.

The Management Participation Interest has been structured to satisfy the requirements of Rev. Proc. 93-27 to be treated as a profits interest thereunder, and for avoidance of doubt, the Members intend the provisions of Section 7.1(a), (b) and (c) to satisfy the requirement of such revenue procedure that, if the Company were liquidated immediately following the issuance of the Management Participation Agreement, its debts repaid and the net remaining proceeds distributed to Merced pursuant to Section 7.1(a) and (b), there would be no remaining proceeds available for distribution to Black Ridge under Section 7.1(c).

7.2          Amounts Withheld. Any amounts withheld from a distribution by the Company to a Member pursuant to any federal, state, local or foreign tax law shall be treated as if the same had been distributed to that Member pursuant to Section 7.1. Any other amount required to be paid by the Company to a taxing authority with respect to a Member pursuant to any federal, state, local or foreign tax law in connection with any payment to or tax liability (estimated or otherwise) of the Member shall be treated as a loan from the Company to that Member. If such loan is not repaid within thirty (30) days from the date the Managing Member notifies that Member of the withholding, the loan shall bear interest at an annual rate equal to the lesser of (a) ten percent (10%) per annum or (b) the highest nonusurious rate permitted by applicable law under such circumstances from the date of the applicable notice to the date of repayment. In addition to all other remedies the Company may have, the Company may withhold distributions that would otherwise be payable to that Member and apply those distributions instead to the repayment of the loan and accrued interest.

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ARTICLE VIII

ALLOCATIONS OF PROFIT AND LOSS

8.1          Determination of Profit and Loss. Profit or Loss will be determined by the Managing Member in accordance with this Agreement on an annual basis and for such other periods as may be required by this Agreement or otherwise.

8.2          Allocations of Profit and Loss. Except as otherwise provided in this Agreement, and after giving effect to Section 8.3, Profit or Loss for any Fiscal Year will be allocated among the Members such that the Capital Account of each Member, immediately after giving effect to such allocations, will equal (proportionately), as nearly as possible, (A) the amount of the distributions that would be made to such Member during such Fiscal Year if (i) the Company were dissolved and terminated, (ii) its affairs were wound up and each asset were sold for its Book Value (except that any asset which was the subject of a disposition in such Fiscal Year will be treated as if it were sold for cash equal to the sum of the amount received by the Company in any such disposition and the fair market value of any other property received by the Company in such disposition), (iii) all liabilities of the Company were satisfied; and (iv) the net assets of the Company were distributed to the Members in accordance with Section 7.1, minus (B) such Member’s share of partnership minimum gain and partner nonrecourse debt minimum gain determined pursuant to Treasury Regulation Sections 1.704-2(g)(1) and 1.704-2(i)(5), computed immediately prior to the hypothetical sale of assets. The Managing Member will make such other assumptions as it deems necessary or appropriate in its good faith and reasonable judgment in order to effectuate the intended beneficial entitlements of the Members.

8.3          Regulatory Allocations and Curative Provision.

(a)          The “partnership minimum gain” and “partner nonrecourse debt minimum gain” provisions of Treasury Regulation Section 1.704-2 are incorporated herein by reference and will apply notwithstanding the allocation of Profit and Loss provided for under Section 8.2 to the extent provided in that regulation.

(b)          The “qualified income offset” provisions of Treasury Regulation Section 1.704-1(b)(2)(ii)(d) are incorporated herein by reference and will apply notwithstanding the allocation of Profit and Loss otherwise provided for under Section 8.2 to the extent provided in that regulation.

(c)          Company deductions that are characterized as “nonrecourse deductions” under Treasury Regulation Sections 1.704-2(b)(1) and 1.704-2(c) for any taxable year, or portion thereof, will be allocated to the Members in proportion to their respective Percentage Interests.

(d)          Company deductions that are characterized as “partner nonrecourse deductions” under Treasury Regulation Sections 1.704-2(i)(1) and 1.704-2(i)(2) for any taxable year, or portion thereof, will be allocated to the Members as provided in Treasury Regulation Section 1.704-2(i)(1).

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(e)          Notwithstanding the provisions of Section 8.2, if during any Fiscal Year the allocation of any loss or deduction, net of any income or gain, to a Member would cause or increase a negative balance in a Member’s Capital Account as of the end of that Fiscal Year, only the amount of such loss or deduction that reduces the balance to zero will be allocated to the Member and the remaining amount will be allocated to the other Members. For the purpose of the preceding sentence, a Capital Account will be reduced by the adjustments, allocations and distributions described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5) and (6), and increased by the amount, if any, that the Member is obligated to restore to the Member’s Capital Account within the meaning of Treasury Regulation Section 1.704-1 (b )(2)(ii)(c) as of that time or is deemed obligated to restore under Treasury Regulation Section 1.704-2(g)(1) or Section 1.704-2(i)(5).

(f)          All allocations pursuant to the foregoing provisions of this Section (the “Regulatory Allocations”) will be taken into account in computing allocations of other items under Section 8.2, including, if necessary, allocations in subsequent Fiscal Years, so that the net amounts reflected in the Members’ Capital Accounts and the character for income tax purposes of the taxable income recognized (e.g., as capital or ordinary) will, to the extent possible, be the same as if no Regulatory Allocations had been given effect. In exercising its discretion under this Section 8.3(f), the Company shall take into account future Regulatory Allocations under Section 8.3(a) that, although not yet made, are likely to offset other Regulatory Allocations previously made under Sections 8.3(c) and (d).

ARTICLE IX

ALLOCATION OF TAXABLE INCOME AND LOSS

9.1          General. Except as provided in Section 9.2, each item of income, gain, loss and deduction of the Company for federal income tax purposes will be allocated among the Members in the same manner as such item is allocated under Article VIII.

9.2          Allocation of Section 704(c) Items. The Members recognize that with respect to property contributed to the Company by a Member and with respect to property revalued in accordance with Treasury Regulation Section 1.704-1(b)(2)(iv)(f), there may be a difference between the fair market value of such property at the time of contribution or revaluation and the adjusted tax basis of such property at that time, which will result under Treasury Regulation Section 1.704(b) in a difference between the Book Value of such property and its adjusted tax basis. All items of tax depreciation, cost recovery, amortization, amount realized and gain or loss with respect to such assets will be allocated among the Members to take into account such book-tax disparities in accordance with the provisions of Section 704(c) of the Code and the Treasury Regulations thereunder using a reasonable method selected by the Managing Member.

9.3          Recapture Items. In the event that the Company has taxable income that is characterized as ordinary income under the recapture provisions of the Code, then Sections 1.1245-1(e) and 1.1250-1(f) of the Treasury Regulations shall apply, and in the event that the Company has taxable income that is characterized as “unrecaptured Section 1250 gain” under Section 1(h)(6) of the Code, then the principles of such Treasury Regulations shall apply.

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ARTICLE X

ACCOUNTING, REPORTING AND TAX MATTERS

10.1          Capital Accounts. The Managing Member will establish and maintain a separate capital account (“Capital Account”) for each Member in accordance with the Treasury Regulations under Section 704(b) of the Code and such other accounts as may be necessary or desirable to comply with the requirements of applicable laws and regulations. No Member will be required to make up a negative balance in its Capital Account or to pay to any Member the amount of any such negative balance.

10.2          Transfers During Year. In order to avoid an interim closing of the Company’s books, the share of Profits or Losses under Article VIII of a Member who transfers part or all of its interest in the Company during the Company’s accounting year may be determined by taking such Member’s pro rata share of the amount of such Profits or Losses for the year. The proration will be based on the portion of the Company’s accounting year that has elapsed prior to the transfer or may be determined under any other reasonable method; provided, however, that any gain or loss from the sale of Company assets will be allocated to the owner of the Membership Interest at the time of such sale. The balance of the Profits or Losses attributable to the Membership Interest transferred will be allocated to the transferee of such Membership Interest.

10.3           Tax Filings. The Managing Member will cause the income tax returns for the Company to be prepared and filed in a timely manner with the appropriate authorities. Prior to March 15 of each year, the Members will be provided with a copy of the Company federal income tax return (Form 1065), as filed or to be filed for the preceding year.

10.4          Election to be Taxed as Partnership. The Company will be treated as a partnership for federal income tax purposes. Neither the Managing Member nor any Member will take any action that would cause the Company to be treated as a corporation for federal income tax purposes.

10.5          Section 754 Election. Upon the request of any Member, the Managing Member may, at its discretion, cause the Company to make the election provided for under Section 754 of the Code.

10.6          Tax Matters Partner. Merced will represent the Company as “tax matters partner” (as defined in Section 6231 of the Code) in connection with all examinations of the Company’s affairs by tax authorities, including resulting judicial and administrative proceedings, and will expend the Company’s funds for professional services and costs associated therewith.

ARTICLE XI

DISSOLUTION AND WINDING UP

11.1          Dissolution. The Company will be dissolved, its assets disposed of, and its affairs wound up upon the occurrence of any of the following events:

(a)          a written election by the Managing Member to dissolve the Company;

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(b)          the merger of the Company (where the Company is not the surviving entity) or sale of all or substantially all of the assets of the Company; or

(c)          entry of a decree of judicial dissolution pursuant to Section 18-802 of the Act.

11.2          Winding Up. If the Company is dissolved pursuant to Section 11.1, the Company will continue solely for the purpose of winding up its affairs in an orderly manner, liquidating its assets, and satisfying the claims of its creditors. The Managing Member, or, if the Managing Member is unable to act, another Person selected by the Managing Member, will be responsible for overseeing the winding up and liquidation of the Company, will take full account of the liabilities and assets of the Company and will cause the Company’s assets to be sold (as promptly as is consistent with obtaining the fair market value thereof) prior to distributing any such assets, and will cause the proceeds therefrom, to the extent sufficient therefor, to be applied and distributed as provided in Section 11.3. The Managing Member (or such other Person selected in accordance with this Section) will give written notice of the commencement of winding up to each Member and to all known creditors and claimants whose addresses appear on the records of the Company.

11.3          Payment of Liabilities and Distribution of Assets upon Dissolution.

(a)          After determining that all reasonably foreseeable debts and liabilities of the Company, including debts and liabilities to any of the Members as creditors of the Company, have been paid or adequately provided for, the remaining assets will be distributed to the Members in accordance with Section 7.1. Such distribution will be made by the later of (i) the end of the Company’s taxable year in which the Company is liquidated or (ii) 90 days after the date of such liquidation.

(b)          The payment of a debt or liability, whether the whereabouts of the creditor is known or unknown, may be adequately provided for by either of the following means (provided, however, that the following means will not prescribe the exclusive means of making adequate provision for the payment of debts and liabilities):

Payment thereof has been assumed or guaranteed in good faith by one or more financially responsible Persons or by the United States government or any agency thereof, and the provision, including the financial responsibility of the Person, was determined in good faith and with reasonable care by the Managing Member (or other Person selected by the Managing Member) to be adequate at the time of any distribution of the assets pursuant to this Section; or

The amount of the debt or liability has been provided for in accordance with Section 18-804(b) of the Act.

11.4          Distributions In Kind. Any non-cash asset distributed to one or more Members will first be valued at its fair market value as of a date reasonably close to the date of liquidation. Any unrealized appreciation or depreciation with respect to such asset will be allocated among the Members (in accordance with the provisions of Article VIII assuming that the asset was sold for appraised value and the proceeds where distributed in accordance to Section 7.1) and taken into consideration in determining the balance in the Members’ Capital Accounts as of the date of liquidation. Distribution of any such asset in kind to a Member will be considered a distribution of an amount equal to the asset's fair market value for purposes of Section 7.1. The Managing Member (or such other Person selected in accordance with Section 11.2), in its sole discretion, may distribute any percentage of any asset in kind to a Member even if such percentage exceeds the percentage in which the Member shares in distributions as long as the sum of the cash and fair market value of all the assets distributed to each Member equals the amount of the distribution to which such Member is entitled pursuant to this Agreement. The fair market value of any non-cash asset will be determined by the Members and, if the Members are unable to agree within 30 days of the date or event requiring such determination, by an independent appraisal. The cost of such appraisal shall be borne by the Company.

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11.5          Certificate of Cancellation. As soon as possible following the dissolution and the completion of winding up of the Company pursuant to this Article, or as otherwise required under the Act, the Managing Member (or such other Person selected in accordance with Section 11.2) will execute a certificate of cancellation and will cause such certificate of cancellation to be filed with the Secretary of State of the State of Delaware and will take such other actions as may be necessary to terminate the Company.

ARTICLE XII

INVESTMENT REPRESENTATIONS

12.1          Investment Purpose. In acquiring a Membership Interest in the Company, each Member represents and warrants to the Company that it is acquiring such Membership Interest for its own account for investment and not with a view to its sale or distribution. Each Member recognizes that investments such as those contemplated by the Company are speculative and involve substantial risk and are suitable only for investors of substantial means who have no immediate need for liquidity of the amount invested, and that such investments involve a risk of loss of all or a substantial part of such investments. Each Member further represents and warrants that none of the Company, Merced, Black Ridge, or any Affiliate, officer, director, equity holders, partner, employee or agent of the Company or any such Member, has made any guaranty or representation upon which said Member has relied concerning the possibility or probability of profit or loss as a result of its acquisition of an Membership Interest in the Company.

12.2          Restrictions on Transfer. Each Member recognizes that: (i) its Membership Interest has not been registered under the Securities Act of 1933, as amended (the “Securities Act”), in reliance upon an exemption from such registration, (ii) a Member may not Transfer or offer to Transfer all or any part of Membership Interest in the Company in the absence of an effective registration statement covering such interest under the Securities Act, unless such Transfer or offer of Transfer is exempt from registration under the Securities Act (and is otherwise in compliance with any additional restrictions on transfer set forth elsewhere in this Agreement), (iii) the Company will not have any obligation to register any Member’s interest for sale or to assist in establishing an exemption from registration for any proposed Transfer and (iv) these restrictions on Transfer, together with the additional restrictions on Transfer set forth in this Agreement, may severely affect the liquidity of a Member’s investment.

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12.3          Accredited Investors. In acquiring a Membership Interest in the Company, each Member represents and warrants to the Company that:

(a)          it is an “accredited investor” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act;

(b)          such Member has such knowledge and experience in financial, tax and business matters so as to enable it to evaluate the merits and risks of an investment in the Company and to make an informed investment with respect thereto;

(c)          such Member is not relying on the Company with respect to the tax or other economic considerations of an investment in the Company and has obtained, or had the opportunity to obtain, the advice of its own legal, tax and other advisors;

(d)          such Member, if executing this Agreement in a representative or fiduciary capacity, has full power and authority to execute and deliver this Agreement in such capacity and on behalf of the Person for whom such Member is executing this Agreement, and such Person has full right and power to perform pursuant to this Agreement and make an investment in the Company;

(e)          such Member, if a natural person, has reached the age of majority in the state in which such Member resides; and

(f)          such Member or its adviser has had a reasonable opportunity to ask questions of and receive answers from one or more Persons on behalf of the Company concerning the offering of the Membership Interests and all such questions have been answered to the full satisfaction of such Member.

12.4          Indemnification. Each Member agrees to indemnify and hold harmless the Company, the Managing Member, other Members, Officers, employees, agents and Affiliates against any and all loss, liability, claim, damage and expense whatsoever (including any and all expenses reasonably incurred in investigating, preparing or defending against any litigation commenced or threatened or any claim whatsoever) arising out of or based upon any false representation or warranty or breach or failure by such Member to comply with any covenant or agreement made by such Member pursuant to this Article.

ARTICLE XIII

MISCELLANEOUS PROVISIONS

13.1          Notices. All notices, demands and other communications to be given or delivered under or by reason of the provisions of this Agreement will be delivered to the appropriate parties at the respective addresses for such parties set forth on Exhibit B hereto, unless another address is specified in writing by any such party and notice thereof is delivered to the Company and each of the other parties in accordance with this Section. Such notices, demands and other communications will be in writing and will be deemed to have been given (i) when personally delivered, (ii) when mailed by certified mail, return receipt requested, (iii) when sent by telecopy or electronic mail with confirmation of receipt received, or (iv) when delivered by overnight courier with executed receipt.

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13.2          Captions. The captions used in this Agreement are for convenience of reference only and do not constitute a part of this Agreement and will not be deemed to limit, characterize or in any way affect any provision of this Agreement, and all provisions of this Agreement will be enforced and construed as if no captions had been used in this Agreement.

13.3          Complete Agreement: Exhibits. Each exhibit delivered pursuant to this Agreement will be in writing and will constitute a part of this Agreement. This Agreement, together with such exhibits, and the Certificate constitute the complete statement of agreement with respect to the subject matter herein and therein and will supersede any prior understandings, agreements or representations, written or oral, which may have related to the subject matter hereof in any way.

13.4          Governing Law and Jurisdiction. The laws of the State of Delaware, without regard to conflict of law doctrines, will govern all questions concerning the construction, validity and interpretation of this Agreement and the performance of the obligations imposed by this Agreement. In any action brought to enforce a right provided hereunder, the Parties agree to submit to the exclusive jurisdiction of a federal or state court located in Hennepin County, Minnesota.

13.5          Waiver of Jury Trial. Each Member hereby unconditionally waives any right to a jury trial with respect to and in any action, proceeding, claim, counterclaim, demand or other matter whatsoever arising out of this Agreement.

13.6          Third Party Beneficiaries. Nothing in this Agreement is intended or will be construed to entitle any Person, other than the Company, the Members and their respective successors and assigns, to any claim, cause of action, remedy or right of any kind.

13.7          Severability. If any provision of this Agreement is declared illegal, invalid or unenforceable it will be severed if the remaining provisions of this Agreement can reasonably and fairly be given effect without affecting the legal and economic substance of the transactions contemplated by this Agreement in a manner adverse to the Company or any Member. To the full extent, however, that the provisions of such applicable law may be waived, they are hereby waived to the end that this Agreement will be deemed to be a valid and binding agreement enforceable in accordance with its terms.

13.8          Binding Effect. This Agreement will be binding upon and inure to the benefit of the Company, the Members and their respective successors and assigns.

13.9          Amendments: Waiver. This Agreement may not be amended and no provision hereof may be waived except by a written instrument signed by all of the Members. Notwithstanding the foregoing, Exhibit A and Exhibit B hereto may be amended by the Managing Member without such signatures, if such amendment is made pursuant to this Agreement.

13.10          Costs and Attorneys Fees. A prevailing party will be awarded attorneys’ fees and costs in any proceeding brought after the Effective Date of this Agreement to enforce or to interpret this Agreement. For purposes of this Agreement, the term “prevailing party” will be the party who is determined by a trial court judge or, if the matter is appealed, an appellate court judge, to be adjudicated to recover costs of suit, whether or not the proceeding is brought to final judgment or award. A party not entitled to recover costs will not recover attorneys’ fees. No sum of attorneys’ fees will be included in any computation of the amount of judgment or award for purposes of determining whether a party is entitled to recover costs or attorneys’ fees.

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13.11          Counterparts. This Agreement may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument.

13.12          Confidential Information.

(a)          Each Member covenants and agrees that it will not at any time while it is a Member, or for a period of two (2) years thereafter, directly or indirectly use, sell or otherwise disclose Confidential Information (as defined herein) except in furtherance of the Company’s business. “Confidential Information” means the terms and conditions of this Agreement and the Management Agreement, financial models, market analysis, the relative or absolute rights or interests of any of the Members or other proprietary information of or regarding the Company that has not been publicly disclosed by the Managing Member. The Confidential Information will be maintained in confidence by Members using the same degree of care with which such Member employs with respect to its own confidential information, but in no event maintained with less than a reasonable standard of care. This provision does not apply to information that is presently a matter of public knowledge, which is or becomes available on a non-confidential basis from a source which is not known to be prohibited from disclosing such information or which was legally in the possession of the parties bound by this provision without obligation of confidentiality prior to disclosure by the Company or its direct and indirect subsidiaries. In the event that a Member bound by this provision is requested or required by legal or regulatory authority to disclose any Confidential Information, the affected party will promptly notify the Company of such request or requirement prior to disclosure so that the Company or other Members may seek an appropriate protective order and/or waive compliance with the terms of this Agreement. If, in the absence of a protective order or other remedy or the receipt of a waiver by such other party, the party requested or required to make the disclosure or any of its Affiliates is nonetheless, under the advice of counsel, legally required to disclose Confidential Information, the disclosing party may, without liability hereunder, disclose only that portion of the Confidential Information that such party’s counsel advises is legally required to be disclosed.

(b)          Each Member agrees that upon Transfer or redemption of all of its Membership Interests, such Member will immediately return to the Company all Company property, including records reflecting Confidential Information, and such Member will not take or retain (1) any records reflecting Confidential Information, or copies thereof, whether or not originated by the Company, or (2) any other Company property, including tapes or other materials. Notwithstanding the foregoing, a Member may retain copies of the Confidential Information in accordance with policies and procedures of such Member solely in order to comply with law, regulation or archival purposes; provided, however, that any Confidential Information so retained will continue to be Confidential Information pursuant to the terms of this Agreement and the retaining Member will continue to be bound by the terms of this Agreement with respect to such Confidential Information.

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(c)          Each Member agrees that, so long as it remains a Member and thereafter, it will not make any disparaging, uncomplimentary or negative communication, whether oral or written, about the Company to any Person, including any communication with respect to the Company’s (or its subsidiaries’ or affiliates’) products, services, business affairs or employees.

(d)          Each Member agrees that it would be difficult or impossible to measure the damage to the Company from any breach by it of the covenants set forth in this Section 13.12, and that damages to the Company for any such injury would therefore be an inadequate remedy for any such breach. Accordingly, each Member agrees that if it breaches any term of this Section 13.12, the Company will be entitled, in addition to and without limitation upon all other remedies the Company may have, to obtain injunctive or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to the Company.

(e)          No Member shall issue or publish any press release or other public communication about the formation, existence or operations of the Company without the approval of Merced and Black Ridge, which consent shall not be unreasonably withheld and shall be provided promptly following submission of the proposed press release or other public communication. Notwithstanding the foregoing, Black Ridge may make all required regulatory filings regarding this Agreement and the Management Services Agreement, without the consent of Merced; provided, that Black Ridge will use commercially reasonable efforts to provide Merced with an opportunity to review any Company-related disclosures contained in such filings prior to filing. The foregoing provisions shall not be deemed to prohibit any Member from disclosing summary information related to the amount of capital invested by the Company, the performance of its investment in the Company or general information about the performance of the Company or its Projects to any of its investors, prospective investors or lenders. In no event may Black Ridge disclose the dollar or percentage values of the Preferred Return, the Management Participation Interest or the compensation payable under the Management Services Agreement in any press release or other public communication and, if under the advice of counsel Black Ridge is legally required to disclose such values in a regulatory filing, Black Ridge shall use commercially reasonable efforts to seek confidential treatment thereof and shall disclose only such values that Black Ridge’s counsel advises is legally required to be disclosed.

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IN WITNESS WHEREOF, the undersigned have signed this Agreement as of the day and year first above written.

MERCED OIL & GAS, LLC,

a Delaware limited liability company

By: /s/ Thomas G. Rock

       Name: Thomas G. Rock

       Its: Authorized Signatory

BLACK RIDGE OIL & GAS INC.,

a Nevada corporation

By: /s/ Ken DeCubellis

       Name: Ken DeCubellis

       Its: Chief Executive Officer

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Exhibit A

MEMBERS, CAPITAL CONTRIBUTIONS AND INTERESTS

As of the Effective Date

Member	Capital Contribution	Percentage Interest and Voting Interest	Management Participation Interest

Merced Oil & Gas, LLC	* * *	100%
Black Ridge Oil & Gas Inc.	$-0-	0%	* * *

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Exhibit B

NOTICES

Company and Merced:

c/o Merced Capital, L.P.

601 Carlson Parkway, Suite 200

Minnetonka, Minnesota 55305

Attn: General Counsel

Phone: (952) 476-7200

Fax: (952) 476-7201

Email: tom.rock@mercedcapital.com

Black Ridge:

c/o Black Ridge Oil & Gas Inc.

10275 Wayzata Boulevard, Suite 100

Minnetonka, MN 55305

Attn: Ken DeCubellis

Phone: (952) 426-1821

Fax: ___________________

Email: ken.decubellis@blackridgeoil.com

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